Exhibit 99.1
For Immediate Release	Contacts:
July 18, 2011	Debbie Hancock
(Investor Relations)
401-727-5401
Wayne S. Charness
(News Media)
401-727-5983

Hasbro Reports Revenue and Earnings Growth

for the Second Quarter 2011

•

Net revenues for the second quarter 2011 grew 23% to $908.5 million compared to $737.8 million for the second quarter 2010; foreign exchange had a positive $35.8 million impact on second quarter 2011 revenues;

•

Net earnings increased to $58.1 million, or $0.42 per diluted share, compared to $43.6 million or $0.29 per diluted share in 2010;

•

Second quarter 2011 net earnings include a favorable tax adjustment of $20.5 million, or $0.15 per diluted share, and pre-tax expense of $13.1 million, or $0.06 per diluted share, related to costs associated with establishing a Center of Excellence for Hasbro Games in Rhode Island;

•

International segment revenues grew 43% to $374.5 million with growth in every major geographic region; U.S. & Canada segment revenues were up 14% to $505.0 million;

•

Boys product category revenues nearly doubled, increasing 96% to $460.4 million;

•

Repurchased 2.4 million shares of common stock at a total cost of $112.0 million.

Pawtucket, RI (July 18, 2011) -- Hasbro, Inc. (NASDAQ: HAS) today reported revenue and earnings growth for the second quarter 2011.  The Company reported 23% net revenues growth to $908.5 million compared to $737.8 million in the second quarter 2010.  Second quarter 2011 net revenues include a positive $35.8 million impact of foreign exchange.  The Company reported net earnings for the second quarter 2011 of $58.1 million or $0.42 per diluted share compared to $43.6 million or $0.29 per diluted share in 2010.  Second quarter 2011 net earnings were $0.33 per diluted share, excluding a favorable tax adjustment of $20.5 million or $0.15 per diluted share, as well as $13.1 million pre-tax expense, or $0.06 per diluted share for severance, relocation and related costs associated with establishing a Center of Excellence for Hasbro Games in Rhode Island.

“The Hasbro team executed our branded-play strategy globally to deliver both a strong second quarter and to lay the framework for growth in 2011 and beyond,” said Brian Goldner, President and Chief Executive Officer.  “Today, our brands are bigger and more global, many are backed by entertainment and the application of our brand blueprint is providing consumers with the opportunity to enjoy our brands across an increasingly broad spectrum of consumer goods and entertainment formats.”

“As expected, top line momentum in our business began to build during the quarter, led by strong gains in the TRANSFORMERS brand, driven by TRANSFORMERS: Dark of the Moon, and BEYBLADE, as well as continued double-digit growth in the International segment,” Goldner said.  “We have continued to make important investments in our business which will help drive both top and bottom line growth in the future. In the third quarter we are launching key new initiatives, including the global introduction of KRE-O, our new construction brand, the addition of the SESAME STREET brand to our preschool business, and innovative new products in core brands such as FURREAL FRIENDS and LITTLEST PET SHOP.”

“Hasbro is in a strong position entering the important second half of the year,” said Deborah Thomas, Chief Financial Officer.  “Our cash position is healthy, investments overseas are driving growth in our business and we have exciting innovation across our business for the holidays.  Our overall run-rate of costs is higher than a year ago in support of our long-term growth initiatives, such as television, licensing and emerging market expansion and as we enter the higher revenue quarters for Hasbro, we anticipate generating incremental leverage from these investments.  As we look to the full-year 2011, we expect to deliver meaningful growth in both revenues and earnings per share versus our 2010 reported full-year results.”

During the second quarter, the Company announced the establishment of its Center of Excellence for Hasbro Games in Rhode Island.  As part of this announcement, the Company is reorganizing its global games business and moving some games marketing and development employees from East Longmeadow, MA to Rhode Island.  This action resulted in $13.1 million of pre-tax expense in the second quarter.  An additional $7 million is expected over the next three to four quarters primarily associated with recruiting and office space.

In the second quarter, worldwide net revenues in the Boys product category increased 96% to $460.4 million; the Games and Puzzles category decreased 12% to $231.3 million; the Girls category declined 11% to $119.1 million; and the Preschool category was down 10% to $97.6 million.

U.S. and Canada segment net revenues grew 14% to $505.0 million, an increase of $60.5 million compared to $444.5 million in 2010.  The results reflect growth in the Boys category partially offset by a decline in the other three product categories.  The U.S. and Canada segment reported an operating profit of $57.7 million, compared to $58.7 million in 2010.

International segment net revenues grew 43% to $374.5 million, an increase of $113.1 million compared to $261.4 million in 2010.  Net revenues in the International segment grew 30% absent the positive $34.1 million impact of foreign exchange.  Revenue in the International segment reflects growth in the Boys and Games and Puzzles categories partially offset by declines in the Girls and Preschool categories.  The International segment reported a 191% increase in operating profit to $33.8 million, compared to an operating profit of $11.6 million in 2010.

Entertainment and Licensing segment net revenues declined 11% to $27.2 million, compared to $30.5 million in 2010.  Revenue in the Entertainment and Licensing segment declined primarily due to lower movie-related revenue versus the second quarter 2010 partially offset by higher revenue from television programming.  Licensing revenue associated with TRANSFORMERS: Dark of the Moon will begin to be recorded in the third quarter 2011. The Entertainment and Licensing segment reported an operating profit of $0.6 million compared to $13.0 million in 2010.

The Company repurchased a total of 2.4 million shares of common stock during the second quarter 2011 at a total cost of $112.0 million and an average price of $45.80 per share. For the first two quarters in 2011, the Company repurchased a total of 3.8 million shares at a total cost of $175.7 million and an average price of $45.69.  At quarter-end, $474.5 million remained available under the current share repurchase authorization.

The Company will webcast its second quarter 2011 earnings conference call at 8:30 a.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com.   The replay will be on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The HUB, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on October 10, 2010. The online home of The HUB is www.hubworld.com. The HUB logo and name are trademarks of Hub Television Networks, LLC. All rights reserved.  © 2011 Hasbro, Inc.  All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in 2011 and beyond, including with respect to its revenues and earnings per share, and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns which can negatively impact the retail and/or credit markets, the financial health of the Company’s retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations, which can create potential manufacturing and transportation delays or impact costs; (v) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vi) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes by the Company’s customers in their purchasing or selling patterns; (vii) greater than expected costs, or unexpected delays or difficulties, associated with the Company’s investment in its joint venture with Discovery Communications, LLC, the rebranding of the joint venture network, development of Hasbro Studios, and the creation of new content to appear on the network and elsewhere; (viii) consumer interest in and acceptance of the joint venture network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the joint venture and Hasbro Studios; (ix) greater than expected costs or unexpected delays associated with the creation of the Center of Excellence for Hasbro Games; (x) the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (xi) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xiv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

Similarly, this presentation includes the Company’s second quarter 2011 net earnings excluding certain discrete income tax benefits related to the settlement of a tax examination and certain expenses related to the reorganization of the Company’s global games business. The Company provided the 2011 net earnings absent these amounts to assist investors in understanding the comparability of the Company’s results.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	June 26, 2011	June 27, 2010
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 584,778	$ 872,275
Accounts Receivable, Net	837,972	663,484
Inventories	426,930	342,113
Other Current Assets	196,425	201,962
	----------------	----------------
Total Current Assets	2,046,105	2,079,834
Property, Plant and Equipment, Net	239,201	218,851
Other Assets	1,655,439	1,674,991
	----------------	----------------
Total Assets	$ 3,940,745	$3,973,676
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 12,430	$ 10,632
Payables and Accrued Liabilities	694,095	646,223
	----------------	----------------
Total Current Liabilities	706,525	656,855
Long-term Debt	1,403,031	1,396,980
Other Liabilities	362,570	330,915
	----------------	----------------
Total Liabilities	2,472,126	2,384,750
Total Shareholders' Equity	1,468,619	1,588,926
	----------------	----------------
Total Liabilities and Shareholders' Equity	$ 3,940,745	$3,973,676
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Six Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
	-----------	-----------	-----------	-----------
Net Revenues	$ 908,454	$ 737,791	$ 1,580,440	$1,410,162
Costs and Expenses:
Cost of Sales	378,010	300,322	645,256	563,001
Royalties	82,197	50,052	125,423	93,834
Product Development	54,965	47,466	100,783	87,790
Advertising	81,770	71,998	148,307	143,172
Amortization of Intangibles	10,598	11,315	21,294	22,699
Program Production Cost Amortization	7,121	-	10,238	-
Selling, Distribution and Administration	213,386	176,912	399,809	350,613
	--------------	---------------	--------------	--------------
Operating Profit	80,407	79,726	129,330	149,053
Interest Expense	22,848	21,922	44,223	38,714
Other (Income) Expense, Net	4,605	(3,233)	9,315	(4,928)
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	52,954	61,037	75,792	115,267
Income Taxes	(5,097)	17,406	545	12,693
	--------------	---------------	--------------	--------------
Net Earnings	$ 58,051	$ 43,631	$ 75,247	$ 102,574
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.43	$ 0.30	$ 0.55	$ 0.73
	========	========	========	========
Diluted	$ 0.42	$ 0.29	$ 0.54	$ 0.69
	========	========	========	========

Cash Dividends Declared	$ 0.30	$ 0.25	$ 0.60	$ 0.50
	========	========	========	========

Weighted Average Number of Shares
Basic	136,073	143,801	136,859	140,560
	========	========	========	========
Diluted	139,241	148,474	140,097	149,878
	========	========	========	========

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
Major Segment Results, Net Revenues by Product Class and EBITDA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Six Months Ended
	June 26, 2011	June 27, 2010	% Change	June 26, 2011	June 27, 2010	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$ 504,950	$ 444,520	14%	$ 896,102	$ 869,230	3%
Operating Profit	57,725	58,741	-2%	98,737	119,872	-18%
Operating Margin	11.4%	13.2%		11.0%	13.8%

International Segment:
External Net Revenues	374,471	261,411	43%	628,803	483,130	30%
Operating Profit	33,750	11,596	191%	32,017	9,166	249%
Operating Margin	9.0%	4.4%		5.1%	1.9%

Entertainment and Licensing Segment:
External Net Revenues	27,187	30,451	-11%	51,828	55,560	-7%
Operating Profit	612	12,996	-95%	6,043	22,362	-73%
Operating Margin	2.3%	42.7%		11.7%	40.2%

Net Revenues by Product Class
Boys	$ 460,446	$ 234,458	96%	$ 750,678	$ 466,580	61%
Games and Puzzles	231,272	262,247	-12%	431,624	489,271	-12%
Girls	119,143	133,214	-11%	232,299	262,599	-12%
Preschool	97,574	107,872	-10%	165,810	191,516	-13%
Other	19	-	- %	29	196	-85%
	------------	------------		------------	------------
	$ 908,454	$ 737,791		$1,580,440	$1,410,162
	=======	=======		========	========

Reconciliation of EBITDA
Net Earnings	$ 58,051	$ 43,631	$ 75,247	$ 102,574
Interest Expense	22,848	21,922	44,223	38,714
Income Taxes	(5,097)	17,406	545	12,693
Depreciation	28,327	27,575	48,649	45,491
Amortization	10,598	11,315	21,294	22,699
	------------	------------	------------	------------
EBITDA	$114,727	$121,849	$ 189,958	$ 222,171
	=======	=======	=======	=======